EXHIBIT C

FORM OF LOCK-UP AGREEMENT

Liquid Holdings Group. Inc.

Public Offering of Common Stock

May 22, 2013

Sandler O’Neill & Partners, L.P.

As Representative (as defined below)

1251 Avenue of the Americas

6th Floor

New York, New York 10020

Ladies and Gentlemen:

The undersigned understands that you, either as sole underwriter or as representative of one or more underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Liquid Holdings Group, Inc., a Delaware corporation (the “Company”), and the Selling Stockholders listed on Schedule II thereto, providing for a public offering (the “Offering”) of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-l (File No. 333-187859) filed with the Securities and Exchange Commission. As used herein, the term “Representative” means Sandler O’Neill & Partners, L.P., whether acting as the sole underwriter or as representative of the one or more underwriters named in the Underwriting Agreement and the term “Underwriters” means either the sole underwriter or the several underwriters, as the case may be, named in the Underwriting Agreement.

In consideration of the agreement by the Underwriters to participate in the Offering, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees that (other than as set forth below), during the period beginning on and including the date of the prospectus relating to the Offering (the “Prospectus”) through and including the date that is 180 days after the date of the Prospectus, the undersigned will not (i) sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of or otherwise dispose of or hedge, directly or indirectly, any shares of Common Stock, any securities of the Company that are substantially similar to shares of Common Stock, or any securities of the Company that are convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of Common Stock or any securities that are substantially similar to the Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned now or hereafter has or may be deemed to have beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”) or (ii) publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P.

The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of the Undersigned’s Shares, whether such transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, even if such shares or other securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) to any corporation, partnership, limited liability company or similar entity of which all of the beneficial ownership interests are held by the undersigned or the immediate family of the undersigned; (iv) if the undersigned is a corporation, partnership, limited liability company or similar entity, to partners, members or stockholders of the undersigned; (v) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned; (vi) pursuant to a domestic order or a negotiated divorce settlement; (vii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of the Common Stock involving a change of control of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this letter agreement (this “Agreement”): and (viii) to be sold by the undersigned pursuant to the Underwriting Agreement, if any; provided that in any transfer or disposition pursuant to clauses (i)-(vi) of this paragraph, each transferee, distributee or recipient of such Undersigned’s Shares agrees to be bound by the same restrictions in place for the undersigned pursuant to this Agreement for the duration that such restrictions remain in effect at the time of transfer and executes and delivers to Sandler O’Neill & Partners, L.P. a lock-up letter substantially in the form of this Agreement.

The foregoing restrictions shall also not apply to (i) shares of Common Stock acquired by the undersigned in open market transactions after the completion of the Offering provided that no public filing by any person under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or other public disclosure of such transaction shall be made, (ii) the settlement of restricted stock units on a “net” basis or any other withholding of shares of Common Stock by the Company upon vesting and/or settlement of restricted stock and/or restricted stock units provided that (x) the underlying shares of Common Stock received by the undersigned shall continue to be subject to the restrictions on transfer set forth in this Agreement, (y) the Company becomes the owner of the shares of Common Stock surrendered in the net exercise and (z) no public filing by any person under the 1934 Act, or other public disclosure of such transaction shall be made other than any required filing by any person under the 1934 Act or other public disclosure required to be made by law or regulation (including, without limitation, any filing required by Section 16 of the 1934 Act) and (iii) the establishment of a trading plan pursuant to Rule 10b5-l(c) under the 1934 Act for the transfer of Common Stock, provided that such plan does not provide for any transfers of the Undersigned’s Shares during the 180-day restricted period (as may have been extended pursuant to the following paragraph) or any extension thereof pursuant to this Agreement. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company and the applicable registrars and transfer agents against the transfer of the Undersigned’s Shares, except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company and the applicable registrars and transfer agents are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

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If the Company has notified the undersigned that the Company has ceased to be an emerging growth company at any time prior to the completion of the 180-day lock-up period, and if:

(1) during the last 17 days of the 180-day lock-up period set forth in this letter agreement the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2) prior to the expiration of the 180-day lock-up period set forth in this letter agreement, the Company announces that it will release earnings results or becomes aware that material news or a material event relating to the Company will occur during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned further agrees that, if the Company has notified the undersigned that the Company has ceased to be an emerging growth company at any time prior to the completion of the 180-day lock-up period, prior to engaging in any transaction or taking any other action that is subject to the terms of this Agreement during the period from and including the first day of the initial 180-day restricted period referred to above through and including the 34th day following the last day of such initial 180-day restricted period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the 180-day restricted period (as may have been extended pursuant to the previous paragraph) has expired.

The undersigned understands that the Company and the Underwriters are relying upon this Agreement in proceeding toward consummation of the Offering. The undersigned represents and warrants that the undersigned has full power and authority to enter into and perform this Agreement. The undersigned further understands that this Agreement is irrevocable and agrees that the provisions of this Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

The undersigned understands that, (i) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder (other than any shares of Common Stock subject to the Underwriters’ over-allotment option), (ii) if the Company, on the one hand, or the Representative, on the other hand, advises the undersigned in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the

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Offering or that the Registration Statement relating to the Offering has been withdrawn, or (iii) if the Underwriting Agreement has not been entered into by December 31, 2013, the undersigned shall be released from all obligations under this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Yours very truly,

Signature

Name

Address

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